EXHIBIT 1

Information Concerning Reporting Persons and Their Executive Officers and Directors

All persons named in this Exhibit 1 are French citizens, and Financière de Sainte-Marine is organized under the laws of France.

1.           Mr. Vincent Bolloré

Principal Business Address:
Tour Bolloré
31/32 quai de Dion Bouton,
92800 Puteaux, France

Principal Occupation:       President of the Bolloré Group.

2.           Financière de Sainte-Marine

Financière de Sainte-Marine is ultimately controlled by Mr. Vincent Bolloré.

Principal Business Address:

Principal Business:  Holding and acquisition of interests in companies.

Chief Executive Officer:   Cédric de Bailliencourt
Principal Business Address:

Tour Bolloré
31/32 quai de Dion Bouton,
92800 Puteaux, France

Number of Common Shares owned of record: 0

Principal Occupation:    Chief Financial Manager of the Bolloré Group.